SHARE PURCHASE AGREEMENT

Share Purchase Agreement (the “Agreement”) dated as of June 23, 2011 by and among Nissi Group Incorporated, with a corporate address at 291 S. Main Street, Suite J, Yuma, AZ 85364, a Hawaiian corporation (“Purchaser”), and Monkey Rock Group, Inc., a Delaware corporation (“Monkey” or “Company”),  and John Anthony Dent and Matthew Dent (individually and collectively "Shareholder(s)" or “Seller(s)”).  Each of Nissi, Monkey, John Dent and Matthew Dent is referred to herein individually as a “Party” and all are referred to collectively as the “Parties.”

RECITALS

WHEREAS, Purchaser desires to acquire Fifty Million (50,000,000) shares of authorized and previously unissued shares of common stock of Monkey (the “Purchased Shares”), which shall represent 75.26% of the outstanding shares of common stock of by payment of the Existing Expenses and assumption of the Monkey liabilities immediately after the issuance of the Purchased Shares (the “Share Purchase”), in consideration for an aggregate purchase price of $149,674.76* to be paid at the closing therefor by payment of the Existing Expenses (defined below) and assumption of all of the Monkey Assumed Liabilities(*This price may adjust based upon the final bill of Elliot Berman & Associates) ; and

WHEREAS, prior to the Share Purchase, Monkey shall ensure that all of the assets and liabilities outlined on the attached Exhibit A related to the South Dakota operations of Money Rock USA, LLC (“Monkey Sub”) at the closing of the Share Purchase shall be transferred to Monkey Sub (the “Monkey Asset Transfer”), which shall indemnify Monkey against all liabilities existing on the Closing Date or arising at any time from the business of Monkey Sub; and

WHEREAS, Nissi has One Million Preferred authorized and outstanding and 1000 shares of common authorized and outstanding.  Nissi shareholders have agreed to (a)  transfer all 100% of the Preferred Shares in exchange for Fifty Million (50,000,000) newly issued shares of Monkey and (b) transfer all 100% of the Common shares in exchange for Forty Million newly issued shares of Monkey common stock.

WHEREAS, The Board of Directors of each of Nissi and Monkey has determined that it is desirable to affect this share purchase, plan of reorganization and share exchange.

WHEREAS, after the Closing, John Dent shall have the sole right to manage Monkey Sub, with the intention that the Monkey Sub will be sold post-closing, as hereinafter provided.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties, the Transactions and/or the Parties.

 “Existing Expenses” means all of the current overdue Monkey liabilities listed on the attached Exhibit B, which are being paid by Purchaser as part of the Purchase Price.

 “Monkey Sub Stock” means all of the outstanding membership units of Monkey Sub on the Closing Date.

“Monkey Assumed Liabilities” means (i) all liabilities of Monkey existing or arising immediately prior to the Share Purchase, including the Existing Expenses being paid as part of the Purchase Price, and (ii) except those of Monkey Sub, and whether known or unknown, plus (iii) all liabilities arising after the Closing from the business of Monkey, but (iv) does not mean any liabilities arising after the Closing from obligations of Monkey Sub incurred or to be performed after the Closing.

 “Knowledge” means, in the case of Monkey or Purchaser, a particular fact or other matter of which its Chief Executive Officer or the Chief Financial Officer is actually aware or which a prudent individual serving in such capacity could be expected to discover or otherwise become aware of in the course of conducting a reasonable review or investigation of the corporation and its business and affairs.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, claim, encumbrance, royalty interest, any other adverse claim of any kind in respect of such property or asset, or any other restrictions or limitations of any nature whatsoever.

“Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a whole.

“Person” means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Pre-Transactions Monkey Stockholders” means the stockholders of Monkey as of a record date prior to the Closing Date, which record date shall be determined by the Board of Directors of Monkey and publicly announced.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i) any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

(ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

“Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transfer” means to sell, assign, encumber, or otherwise transfer, directly or indirectly.

ARTICLE I
THE TRANSACTIONS

SECTION 1.01                  THE SHARE PURCHASE

Subject to the terms and conditions of this Agreement, on the Closing Date (as defined herein), the Share Purchase shall be consummated, in which the Purchaser shall purchase from Monkey an aggregate of Fifty Million (50,000,000) authorized and previously unissued shares of Common Stock of Monkey (“Purchased Shares”), which shall represent 75.26% of the then outstanding common stock of Monkey, for an aggregate purchase price (the “Purchased Share Price”) of One Hundred Forty Nine Thousand Six Hundred Seventy Four and 76/100 Hundred Dollars ($149,674.76*), payable at the Closing  by payment of the Existing Expenses and assumption of all of the Monkey Assumed Liabilities. (*This price may adjust based upon the final bill of Elliot Berman & Associates).

Exemption from Registration.  Monkey and Nissi intend that the issuance of the Purchased Shares to Nissi shall be exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.

SECTION 1.02                  THE SHARE EXCHANGE

1,000,000 shares of Nissi preferred stock representing 100% of the issued and outstanding preferred stock of Purchaser shall be exchanged for the 50,000,000 shares received by Nissi and (b) 1000 shares of Nissi common stock representing 100% of the Common shares shall be exchanged for Forty Million newly issued shares of Monkey common stock..

The exchange of Shares between Monkey and Nissi shareholders is intended to constitute a reorganization within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), or such other tax free reorganization or restructuring provisions as may be available under the Code.

SECTION 1.03                  MONKEY SUB

(a) Creation.  At or before the Closing, Monkey shall transfer all Monkey Transferred Assets to Monkey Sub, and Monkey Sub shall assume all of the liabilities arising out of the South Dakota operations of Monkey Rock USA, LLC, whether known or unknown, disclosed or not (the “Monkey Sub Liabilities”).  Purchaser hereby consents to the Monkey Transfer.

(b)  Sale of Monkey Sub.  As soon as practicable after the Closing, subject to the terms herein, the Monkey Sub Stock shall be sold to John and Matthew Dent in exchange for their assumption of all Monkey Sub Liabilities.  The known Monkey Sub Liabilities are listed on the attached Exhibit A, and incurred by the operations of the Monkey Sub before or after the Closing.  The Dents shall provide an Indemnity to the Company concerning the Monkey Sub sale.

SECTION 1.04                 CLOSING

           The closing of the Transactions (the “Closing”) shall take place via fax via the Escrow Agent, within three (3) business days following the satisfaction or written waiver of the conditions to closing set forth in Article VI or at such other place or on such other date as may be mutually agreeable to the Parties.  The Parties shall use their reasonable best efforts to cause the Closing to occur not later than July 6, 2011.  The date and time of the Closing are herein referred to as the “Closing Date.” At the Closing, the actions contemplated to occur on the Closing Date by Sections 1.01 and 1.02 shall occur.  Additionally, the Parties agree to conduct a pre-closing not later than the business day prior to the Closing Date to verify that all closing documents are in acceptable form to the Parties.

SECTION 1.05                  RESTRICTIONS ON RESALE

The Purchased Shares issued pursuant to this Agreement will not be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until:  (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) an exemption from the registration requirements of the Securities Act is available.

The certificates representing the Purchased Shares which are being issued hereunder shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

SECTION 1.06                  INFORMATION STATEMENT

The cost of the Information Statement required to be mailed and filed pursuant to SEC Rule 14f-1 shall be borne by Purchaser.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF MONKEY

Monkey hereby represents and warrants to Purchaser, as of the date of this Agreement, and as of the Closing Date, as follows:

SECTION 2.01                  ORGANIZATION, STANDING AND POWER

Monkey is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement.  Monkey Sub is (or will be upon formation prior to the Closing Date) a corporation duly incorporated, validly existing and in good standing under the laws of the State of South Dakota, and will have corporate power and authority to carry out the transactions contemplated for Monkey Sub by this Agreement.

SECTION 2.02                  SUBSIDIARIES

Monkey owns, or will own prior to the Closing Date, all of the outstanding capital stock of the Monkey Sub.  Other than its ownership of the Monkey Sub, Monkey does not have an ownership interest in any Person.

SECTION 2.03                  CAPITALIZATION

(a)           There are 770,000,000 shares of capital stock of Monkey authorized, consisting of 750,000,000 shares of common stock, $0.0001 par value per share (the “Monkey Common Shares”), and 20,000,000 shares of preferred stock, $0.0001 par value per share (“Monkey Preferred Shares”). As of the date of this Agreement, there are 16,432,582 Monkey Common Shares and no Monkey Preferred Shares issued and outstanding.

(b)           No Monkey Common Shares or Monkey Preferred Shares have been reserved for issuance to any Person, and there are no other outstanding rights, warrants, options or agreements for the purchase of Monkey Common or Monkey Preferred Shares except as provided in this Agreement.

(c)           All outstanding Monkey Common Shares are validly issued, fully paid, non-assessable, not subject to pre-emptive rights, and have been issued in compliance with all state and federal securities laws or other Applicable Law. The Purchased Shares to be purchased by Purchaser pursuant to the Share Purchase, upon payment of the Purchase Price (including payment of the Note), will, when issued pursuant to this Agreement, be duly and validly authorized and issued, fully paid and non-assessable.

(d)           The newly issued Monkey Series A Preferred Stock authorized by the Board of Directors of Monkey provides the holders of the shares a right to vote in any matters with the holders of Monkey Common Stock voting together as one class.  The 5,000,000 newly issued shares of Monkey Series A Preferred Stock to be issued to Dexter Aspacio as part of his compensation package, shall have a number of votes equal to 1000 votes for each share of Preferred held and are authorized to vote as common shareholders on any matter before the stockholders. They shall also be convertible after six (6) months on a 10 to 1 ratio.  In addition Monkey or the Board of Directors of Monkey cannot without holders of the transferred Monkey Series A Preferred Stock change or alter the rights of the newly issued Monkey Series A Preferred Stock.

SECTION 2.04                  AUTHORITY FOR AGREEMENT

The execution, delivery, and performance of each of the Transaction Documents to which Monkey is a party by Monkey has been duly authorized by all necessary corporate and shareholder action, and each of such Transaction Documents, upon its execution by the Parties, will constitute the valid and binding obligation of Monkey, enforceable against it in accordance with and subject to its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights.  The execution and consummation of the transactions contemplated by this Agreement and compliance with the provisions of the Transactions by Monkey to which it is a party will not violate any provision of Applicable Law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, Monkey’s Articles of Incorporation or its Bylaws, in each case as amended, or, in any material respect, any indenture, lease, loan agreement or other agreement or instrument to which MONKEY is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to Monkey.

SECTION 2.05                  SEC FILINGS; FINANCIAL CONDITION

The Quarterly Report on Form 10-Q filed by Monkey for the period ended December 31, 2009 (the “SEC Filings”), and all prior filings were true, correct and complete in all material respects, are not misleading and do not omit to state any material fact which is necessary to make the statements contained in such public filings not misleading in any material respect, other than with respect to the Transactions contemplated by the Transaction Documents.  The financial statements included in the SEC Filings (the “Financial Statements”) were prepared in accordance with generally accepted accounting principles and fairly reflect the financial condition of Monkey as of the dates stated and the results of its operations for the periods presented.

The Annual Report on Form 10-K for the year ended December 31, 2010 and the Form 10Q for the period ending March 31, 2011 are delinquent.  Each will be required to be filed by Monkey prior to Closing.  Purchaser may chose, but may not be forced, to close prior to the filing of these required reports, and in such event, the Monkey Sub sale shall not occur until such time as the required reports are filed.  The Dents shall provide such assistance as is necessary to the accountants and auditors to see that such reports are completed and filed as soon as possible post-closing, provided however, they shall have no liability for the payment of any expenses to such providers.

Monkey represents and warrants that the liabilities listed on Exhibit A, represent all of the existing liabilities known to Monkey at this time and that any undisclosed liabilities which are discovered shall be paid by the Monkey Sub.

SECTION 2.06                  ABSENCE OF CERTAIN CHANGES OR EVENTS

Since September 30, 2010, except as reported in the Quarterly Report filed by Monkey with the Securities and Exchange Commission (“SEC”) on Form 10-Q for the period ending on that date, and except as contemplated by this Agreement and the Transaction Documents:

(a)           there has not been any Material Adverse Change in the business, operations, properties, assets, or condition of Monkey;

(b)           Monkey has not (i) amended its Articles of Incorporation;  (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any outstanding capital stock; (iii) made any material change in its method of management, operation, or accounting; (iv) entered into any material transaction; or (v) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

(c)           Monkey has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (ii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Monkey balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any material assets, properties, or rights, or canceled, or agreed to cancel, any material debts or claims; or (iv) made or permitted any material amendment or termination of any contract, agreement, or license to which it is a party.

SECTION 2.07                  GOVERNMENTAL AND THIRD PARTY CONSENTS

No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with Monkey, is required by or with respect to Monkey in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under (i) applicable securities laws, or (ii) the Delaware Statues.

SECTION 2.08                  LITIGATION

There is no action, suit, investigation, audit or proceeding pending against, or to the Knowledge of Monkey, threatened against or affecting, Monkey or any of its assets or properties before any court or arbitrator or any governmental body, agency or official.

SECTION 2.09                  INTERESTED PARTY TRANSACTIONS

Except as disclosed in the SEC Filings, Monkey is not indebted to any officer or director of Monkey, and no such person is indebted to Monkey.

SECTION 2.10                  COMPLIANCE WITH APPLICABLE LAWS

To the Knowledge of Monkey, the business of Monkey has not been, and is not being, conducted in violation of any Applicable Law.

SECTION 2.11                  TAX RETURNS AND PAYMENT

Monkey has duly and timely filed all material Tax Returns required to be filed by it and has duly and timely paid all Taxes shown thereon to be due.  Except as disclosed in Financial Statements filed by Monkey with the SEC, there is no material claim for Taxes that is a Lien against the property of Monkey other than Liens for Taxes not yet due and payable, none of which is material.  Monkey has not received written notification of any audit of any Tax Return of Monkey being conducted or pending by a Tax authority where an adverse determination could have a Material Adverse Effect on Monkey, no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by Monkey which is currently in effect, and Monkey is not a party to any agreement, contract or arrangement with any Tax authority or otherwise, which may result in the payment of any material amount in excess of the amount reflected on the above referenced Monkey Financial Statements.

SECTION 2.12                  SECURITY LISTING

Monkey is a fully compliant reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all Monkey public filings required under the Exchange Act have been made, except as previously disclosed.  The common stock of Monkey is listed for quotation on the OTC Bulletin Board.  To the Knowledge of Monkey, Monkey has not been threatened or is not subject to removal of its common stock from the OTC Bulletin Board.

SECTION 2.13                  FINDERS’ FEES

Monkey has not incurred, nor will it incur, directly or indirectly, any liability for brokers’ or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF JOHN DENT AND MATTHEW DENT

John Dent and Matthew Dent hereby represent and warrant to Purchaser, as of the date of this Agreement and as of the Closing Date (except as otherwise indicated), as follows:

SECTION 3.01                  ENFORCEABILITY OF TRANSACTION DOCUMENTS

Each of the Transaction Documents to which John Dent and Matthew Dent is a party has been validly executed and delivered by John Dent and Matthew Dent and, upon the execution thereof by the applicable Parties, will constitute the valid and binding obligation of John Dent and Matthew Dent, enforceable against him in accordance with and subject to its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights.  The execution and consummation of the transactions contemplated by this Agreement and compliance with the provisions of the Transaction Documents by John Dent and Matthew Dent to which John Dent and Matthew Dent is a party will not violate any provision of Applicable Law and will not conflict with or result in any breach in any material respect, any indenture, lease, loan agreement or other agreement or instrument to which John Dent and Matthew Dent is a party or any decree, judgment, order, statute, rule or regulation applicable to John Dent and Matthew Dent.

SECTION 3.02                  REPRESENTATIONS OF MONKEY

To the Knowledge of John Dent and Matthew Dent, the representations and warranties of Monkey in Article II of this Agreement are true and correct in all material respects and do not contain any material omissions.

SECTION 3.03                  FINDERS’ FEES

John Dent and Matthew Dent has not incurred, nor will he incur, directly or indirectly, any liability for brokers’ or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Monkey and to John Dent and Matthew Dent, as of the date of this Agreement and as of the Closing Date (except as otherwise indicated), as follows:

SECTION 4.01                  ORGANIZATION, STANDING AND POWER

Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Hawaii, and has full corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement.  Purchaser is duly qualified to do business as a foreign corporation in each state in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary.

SECTION 4.02                  AUTHORITY FOR AGREEMENT

The execution, delivery, and performance of each of the Transaction Documents to which Purchaser is a party has been duly authorized by all necessary corporate and shareholder action, and each of such Transaction Documents, upon its execution by the Parties, will constitute the valid and binding obligation of Purchaser, enforceable against it in accordance with and subject to its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights.  The execution and consummation of the transactions contemplated by this Agreement and compliance with the provisions of the Transactions by Purchaser to which it is a party will not violate any provision of Applicable Law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, Purchaser’s Articles of Incorporation or its Bylaws, in each case as amended, or, in any material respect, any indenture, lease, loan agreement or other agreement or instrument to which Purchaser is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to Purchaser.

SECTION 4.03                  GOVERNMENTAL OR THIRD PARTY CONSENT

No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with Purchaser, is required by or with respect to Nissi in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under (i) applicable securities laws, or (ii) Applicable Law.

SECTION 4.04                  PENDING ACTIONS.

There are no material legal actions, lawsuits, proceedings or investigations, either administrative or judicial, pending or threatened, against or affecting Purchaser or its officers or Directors that would have a Material Adverse Effect on Purchaser or the Transactions contemplated by this Agreement.  Neither Purchaser nor any of its officers or Directors are subject to any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or administrative, governmental or regulatory authority or body which would be likely to have a Material Adverse Effect on Purchaser or the Transactions contemplated by this Agreement.

SECTION 4.05                  COMPLIANCE WITH LAWS.

Purchaser’s operations have been conducted in all material respects in accordance with all Applicable Law.  Purchaser is not, to its knowledge after reasonable due diligence, in violation of any Applicable Law.  Purchaser holds all the environmental, health and safety and other permits, licenses, authorizations, certificates and approvals of governmental authorities (collectively, "Permits") necessary or proper for the current use, occupancy or operation of its business, and all of the Permits are now in full force and effect.

SECTION 4.06                  FINDERS’ FEES

Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokers’ or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS

SECTION 5.01                  COVENANTS OF MONKEY

Monkey covenants and agrees that, during the period from the date of this Agreement until the Closing Date, Monkey shall, other than as contemplated by this Agreement or for the purposes of effecting the Closing pursuant to this Agreement, conduct its business as presently operated and solely in the ordinary course, and consistent with such operation, and, in connection therewith, without the written consent of all Parties hereto:

(a)	shall not amend its Articles of Incorporation or Bylaws;

(b)
shall not pay or agree to pay to any employee, officer or director compensation that is in excess of the current compensation level of such employee, officer or director other than salary increases or payments made in the ordinary course of business or as otherwise provided in any contracts or agreements with any such employees;

(c)	shall not merge or consolidate with any other entity or acquire or agree to acquire any other entity;

(d)	shall not sell, transfer, or otherwise dispose of any material assets required for the operations of Monkey’s business, except in the ordinary course of business consistent with past practices;

(e)	shall not declare or pay any dividends on or make any distribution of any kind with respect to the Monkey’s common stock;

(f)	shall not issue any equity securities of Monkey or any right or option to purchase or otherwise acquire any equity security of Monkey or take any action affecting the capitalization of Monkey;

(g)	shall use commercially reasonable efforts to comply with and not be in default or violation under Applicable Law where such violation would have a Material Adverse Effect on Monkey; and

(h)	shall not grant any severance or termination pay to any director, officer or any other employees of Monkey.

SECTION 5.02                  COVENANTS OF THE PARTIES

(a)           Announcement.  No Party shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Parties (which consent shall not be unreasonably withheld), except as may be required by applicable law or securities regulation.  Upon execution of this Agreement, Monkey shall issue a press release, which shall be reasonably approved by Purchaser, and file a Current Report on Form 8-K reporting the execution of the Agreement and providing all required information with respect thereto.

(b)           Notification of Certain Matters.  Each Party shall give prompt written notice to the other Parties of:

(i)           The occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time; and

(ii)           Any material failure of a Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(c)           Reasonable Best Efforts.  Upon the terms and subject to the conditions of this Agreement and the other Transaction Documents, the Parties agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to applicable laws) to consummate and make effective the Transactions and to comply with the terms thereof.

(d)           Access to Information

(i)           Inspection by Purchaser.  Monkey will make available for inspection by Purchaser during normal business hours and in a manner so as not to interfere with normal business operations, all of Monkey’s records (including tax records), books of account, premises, contracts and all other documents in Monkey’s possession or control that are reasonably requested by Purchaser to inspect and examine the business and affairs of Monkey.  Monkey will cause its managerial employees and regular independent accountants to be available upon reasonable advance notice to answer questions of Purchaser concerning the business and affairs of Monkey.  Purchaser will treat and hold as confidential any information they receive from Monkey in the course of the reviews contemplated by this Section.  No examination by Purchaser will, however, constitute a waiver or relinquishment by Purchaser of their rights to rely on Monkey’s covenants, representations and warranties made herein or pursuant hereto.

(ii)           Inspection by Monkey.  Purchaser will, if requested, make available for inspection by Monkey, during normal business hours and in a manner so as not to interfere with normal business operations, all of Purchaser’s records (including tax records), books of account, premises, contracts and all other documents in their possession or control that are reasonably requested by Monkey to inspect and examine the business and affairs of Purchaser.  Purchaser will cause its managerial employees and regular independent accountants to be available upon reasonable advance notice to answer questions of Monkey concerning the business and affairs of Purchaser.  Monkey will treat and hold as confidential any information it receives from Purchaser in the course of the reviews contemplated by this Section.  No examination by Monkey will, however, constitute a waiver or relinquishment by Monkey of its rights to rely on Purchaser’s covenants, representations and warranties made herein or pursuant hereto.

SECTION 5.03                  POST-CLOSING COVENANTS

Each Party covenants and agrees that, until the Note has been paid in full:

(a)           Monkey shall not, directly or indirectly, cause Monkey Sub to issue, or permit Monkey Sub to issue, any Monkey Sub securities.

(b)           Monkey shall not, directly or indirectly, cause Monkey Sub to, or permit Monkey Sub to, sell all or any substantial portion of the Monkey Sub assets except pursuant to the Monkey Sub Agreement.  Upon sale of the Monkey Sub, Monkey shall have no further claim to any Monkey Sub asset nor liability for any Monkey Sub liability as disclosed on the Exhibit A.

(c)           No Party or affiliate of a Party shall challenge, whether in court or arbitration, the validity or enforceability of any Transaction Document or any provision thereof.

(d)           Each Party will use its or his reasonable good faith efforts to cause the transfer agent for Monkey to (i) permit transfers of Purchased Shares authorized by the Transaction Documents and (ii) refuse transfers of Purchased Shares in violation of the Transaction Documents.

(e)           Purchaser shall use its reasonable good faith efforts, taking into account their respective positions with Monkey, to cause Monkey to comply with Applicable Law.

ARTICLE VI
CONDITIONS PRECEDENT

SECTION 6.01                 CONDITIONS PRECEDENT TO THE PARTIES' OBLIGATIONS

The obligations of the Parties as provided herein shall be subject to each of the following conditions precedent, unless waived in writing by both Monkey and Purchaser:

(a)           Consents, Approvals.  The Parties shall have obtained all necessary consents and approvals of their respective boards of directors, and all consents, approvals and authorizations required under their respective charter documents, and all material consents, including any material consents and waivers by the Parties’ respective lenders and other third-parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

(b)           Absence of Certain Litigation.  No action or proceeding shall be threatened or pending before any governmental entity or authority which, in the reasonable opinion of counsel for the Parties, is likely to result in a restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

SECTION 6.02	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF MONKEY AND JOHN DENT AND MATTHEW DENT

The obligations of Monkey and John Dent and Matthew Dent on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by Monkey and John Dent and Matthew Dent:

(a)           Consents and Approvals.  Purchaser shall have obtained all required consents to the consummation of the transactions contemplated by this Agreement.

(b)          Representations and Warranties.  The representations and warranties by each of Purchaser in this Agreement shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent that any changes therein are specifically contemplated by this Agreement.

(c)           Performance. Purchaser shall have performed and complied in all material respects with all agreements to be performed or complied with by either of them pursuant to this Agreement and the other Transaction Documents at or prior to the Closing.

(d)          Proceedings and Documents.  All corporate, company and other proceedings of Purchaser in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to Monkey, John Dent and Matthew Dent and their counsel, and they shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

(e)           Certificates of Good Standing.  Purchaser shall have delivered to Monkey a certificate as to the good standing of Purchaser certified by the Secretary of State of the State of Hawaii, dated on or within fourteen (14) business days prior to the Closing Date.

(f)           Material Changes.  Except as contemplated by this Agreement, since the date hereof, Purchaser has not have suffered a Material Adverse Effect, and, without limiting the generality of the foregoing, there shall be no pending litigation to which any of the foregoing is a party which is reasonably likely to have a Material Adverse Effect on such Party or on the Transactions.

(g)          Due Diligence.  Monkey shall have completed to its own satisfaction due diligence in relation to Purchaser, except that this shall cease to be a condition precedent unless on or within ten (10) days after the date of this Agreement Monkey shall have delivered a written notice stating that it is not satisfied with the results of its due diligence.

(h)          Transaction Documents.  Purchaser shall have executed and delivered all Transaction Documents required to be executed by such Party.

(j)           Information for Information Statement.  Not later than June 22, 2011, Purchaser shall have provided to Monkey all information required by SEC Rule 14f-1 with respect to the proposed new directors of Monkey.

(k)          Note conversion.  John Dent (or his assigns) shall have the right to convert $250,000 of retained Note debt that he holds, into 16,000,000 free trading shares of the Company, once the Company is current in its filing obligations with the SEC.  Provided that the Company is current in its SEC filing obligations, counsel for Monkey will provide an opinion letter as to the tradability of the shares, subject to the requirements of Rule 144.

SECTION 6.03                   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER,

The obligations of Purchaser on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by Purchaser:

(a)           Consents and Approvals.  Monkey and John Dent and Matthew Dent shall have obtained all required consents to the consummation of the transactions contemplated by this Agreement.

(b)           Representations and Warranties.  The representations and warranties by each of Monkey and John Dent and Matthew Dent shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent that any changes therein are specifically contemplated by this Agreement.

(c)           Performance.  Each of Monkey and John Dent and Matthew Dent shall have performed and complied in all material respects with all agreements to be performed or complied with by either of them pursuant to this Agreement prior to or at the Closing.

(d)           Proceedings and Documents.  All corporate, company and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to Purchaser and their counsel, and they shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

(e)           Certificates of Good Standing.  Monkey shall have delivered to Nissi a certificate as to its and Monkey Sub’s good standing in their respective state of incorporation, in each case certified by the applicable Secretary of State not more than fourteen (14) business days prior to the Closing Date.

(f)           Material Changes.  Except as contemplated by this Agreement, since the date hereof, neither Monkey, John Dent and Matthew Dent nor the Monkey Sub shall have suffered a Material Adverse Effect and, without limiting the generality of the foregoing, there shall be no pending litigation to which Monkey, John Dent and Matthew Dent or the Monkey Sub is a party which is reasonably likely to have a Material Adverse Effect on Monkey, John Dent and Matthew Dent or the Monkey Sub.

(g)          Due Diligence.  Purchaser shall have completed to their own satisfaction due diligence in relation to Monkey, except that this shall cease to be a condition precedent unless on or within ten (10) days after the date of this Agreement Purchaser shall have delivered a written notice stating that it is not satisfied with the results of its due diligence;

(h)          Status of Monkey.  As at the Closing Date, Monkey (i) shall be a fully compliant reporting public company under the Exchange Act, and shall be current in all of its reports required to be filed under the Exchange Act, (ii) shall not have been threatened or subject to delisting from the OTC Bulletin Board, and (iii) shall have outstanding 16,432,582 Monkey Common Shares (excluding the Purchased Shares and the Exchange Shares) and no Monkey Preferred Shares; and except as provided hereunder, there shall be outstanding no options, warrants or rights to acquire capital stock of Monkey whether for additional consideration or on conversion.

(i)            Monkey Board of Directors and Officers.  At the Closing Date, all of the officers and members of the board of directors of Monkey shall tender their resignations as officers and directors of Monkey.

(j)            Information Statement.  No less than ten days prior to the Closing, Monkey shall have filed with the SEC and mailed to its shareholders of record an information statement containing the information required by SEC Rule 14f-1, which information regarding the proposed new directors of Monkey shall be provided by Purchaser.

(k)           SEC Filing Requirements Current.  Unless waived by Purchaser, Seller shall be current in its filings requirements with the Securities and Exchange Commission, including but not limited to the 10-K due for the Period Ending 12/31/10 and the 10-Q due for the Period ending 3/31/11.

ARTICLE VII
TERMINATION

SECTION 7.01                   TERMINATION

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by:

(a)           The mutual written consent of the Parties;

(b)           Any Party, if any governmental entity or court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the Parties shall use their commercially reasonable best efforts to lift), which restrains, enjoins or otherwise prohibits the Transactions or any of them as contemplated herein and such order, decree, ruling or other action shall have become final and non-appealable;

(c)           Monkey or John Dent and Matthew Dent, if Purchaser, shall have breached in any material respect any of its or his representations, warranties, covenants or other agreements contained in this Agreement, or by Monkey or John Dent and Matthew Dent, if it or he is not satisfied with the results of its due diligence investigation and it so notifies Purchaser within ten (10) days after the date of this Agreement;

(d)           Purchaser, if Monkey or John Dent and Matthew Dent shall have breached in any material respect any of its or his representations, warranties, covenants or other agreements contained in this Agreement, or by Purchaser, if it or he is not satisfied with the results of its due diligence investigation and it so notifies Monkey and John Dent and Matthew Dent within ten (10 days after the date of this Agreement);

(e)           Without any action on the part of the Parties if required by Applicable Law or if the Closing shall not be consummated by July 6, 2011, unless extended by written agreement of the Parties.

SECTION 7.02                   EFFECT OF TERMINATION

If this Agreement is terminated as provided in Section 8.01, written notice of such termination shall be given by the terminating Party to the other Parties specifying the provision of this Agreement pursuant to which such termination is made, this Agreement shall become null and void and there shall be no liability on the part of any Party provided, however, that  (a) the provisions of Articles IX, X and XI hereof shall survive the termination of this Agreement; (b) nothing in this Agreement shall relieve any Party from any liability or obligation with respect to any willful breach of this Agreement; and (c) termination shall not affect accrued rights or liabilities of any Party at the time of such termination.

ARTICLE VIII
CONFIDENTIALITY

SECTION 8.01                   CONFIDENTIALITY

Each Party will keep confidential all information and documents obtained from any of the other Parties pursuant this Agreement (except for any information disclosed to the public pursuant to a press release authorized by the Parties or for information required to be provided in a filing with the SEC by any of the Parties); and in the event the Closing does not occur or this Agreement is terminated for any reason, will promptly return such documents and all copies of such documents and all notes and other evidence thereof, including material stored on a computer, and will not use such information for its own advantage, except to the extent that (i) the information must be disclosed by law, (ii) the information becomes publicly available by reason other than disclosure by the Party subject to the confidentiality obligation, (iii) the information is independently developed without use of or reference to the other Party’s confidential information, (iv) the information is obtained from another source not obligated to keep such information confidential, or (v) the information is already publicly known or known to the receiving Party when disclosed as demonstrated by written documentation in the possession of such Party at such time.

ARTICLE IX
INDEMNIFICATION

SECTION 9.01                   INDEMNIFICATION

Each Party (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless each of the other Parties, any subsidiary or affiliate thereof and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, a shareholder, officer, director or partner of a Party, any subsidiary or affiliate thereof or an employee thereof, any subsidiary or affiliate thereof, and their respective heirs, legal representatives, successors and assigns (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any actual third party claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of any material breach of this Agreement by the Indemnifying Party, or any subsidiary or affiliate thereof, including but not limited to failure of any representation or warranty to be true and correct in any material respect at or before the Closing.  Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Indemnifying Party in writing, but the failure to so notify shall not relieve the Indemnifying Party from any liability that it may have under this Section, except to the extent that such failure would materially prejudice the Indemnifying Party.

SECTION 9.02                   LIMITATION ON INDEMNIFICATION

Each Party hereto acknowledges and agrees that this Agreement and the Transactions contemplated hereby are the result of arms-length negotiation between the Parties, and that neither the Agreement nor the Transaction is not intended to involve a personal loan to a director or executive officer of Monkey.  For purposes of this Agreement and the Transaction Documents, the Agreement and the Transactions contemplated hereby shall be conclusively presumed not to involve a personal loan to a director or executive officer of Monkey.

ARTICLE X
MISCELLANEOUS

SECTION 10.01                EXPENSES

Except as contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

SECTION 10.02                APPLICABLE LAW

This Agreement shall be governed by the laws of the State of Florida, without giving effect to the principles of conflicts of laws thereof, as applied to agreements entered into and to be performed in such state.

SECTION 10.03                NOTICES

All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:

(a)           If sent by reputable overnight air courier (such as Federal Express) for delivery on the next business day, the first business day after being sent;

(b)           If sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clause (a) above, when transmitted and receipt is confirmed by the fax machine; or

(c)	If otherwise actually personally delivered, when delivered.

All notices and other communications under this Agreement shall be sent or delivered as follows:

If to Purchaser, to:

Nissi Group Incorporated
291 S Main Streeet
Suite J
Yuma, AZ 85364
Telephone: (928) 304-8817
Fax : (928) 783-3205

If to Shareholder, to:

John Anthony Dent
36826 Wolf Court
Eustis, Fl 32736
Telephone: (352) 357-9228
Fax: (___) ____-_______

Matthew Dent
36826 Wolf Court
Eustis, Fl 32736
Telephone: (____) ____-_____
Fax: (___) ____-_______

IF to Monkey (Pre-Closing)

Attn: John Dent, CEO
36826 Wolf Court
Eustis, Fl 32736
Telephone: (352) 357-9228
Fax: (___) ____-_______

with a copy to (which shall not constitute notice):

Kimberly L. Graus, Esq.
4949 SR 64 E, #141
Bradenton, Fl. 34208
Telephone: (941) 747-5290
Facsimile: 866-640-6858

Each Party may change its address by written notice in accordance with this Section.

SECTION 10.04                ENTIRE AGREEMENT

This Agreement (including the documents and instruments referred to in this Agreement) contains the entire understanding of the Parties with respect to the subject matter contained in this Agreement, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter, including without limitation the Letter of Intent dated April 11, 2011.

SECTION 10.05                AMENDMENT AND WAIVER

This Agreement may be amended only if such amendment is set forth in a writing executed by all Parties.  Any provision of this Agreement may be waived, provided that any such waiver shall be binding upon a Party only if such waiver is set forth in a writing executed by that Party.

SECTION 10.06                BINDING AGREEMENT; ASSIGNMENT

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that, except as specifically provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties.

SECTION 10.07                COUNTERPARTS; FACSIMILE EXECUTION

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall be considered one and the same agreement. Execution and delivery of this Agreement by facsimile shall be deemed to be equivalent to the execution and delivery of an original.

SECTION 10.08                NO THIRD PARTY BENEFICIARIES

Except as expressly provided by this Agreement, nothing herein is intended to confer upon any person or entity not a Party to this Agreement any rights or remedies under or by reason of this Agreement.

SECTION 10.09                SEVERABILITY

If a court or an arbitrator of competent jurisdiction holds any provision of this Agreement to be illegal, unenforceable or invalid in whole or in part for any reason, such provision shall be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible, and in any event the validity and enforceability of the remaining sections shall not be affected unless an essential purpose of this Agreement would be defeated by the loss of the illegal, unenforceable, or invalid provision.

SECTION 10.10                SURVIVAL

All representations, warranties, covenants, and agreements (and exceptions thereto) set forth in this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby.

SECTION 10.11                RULES OF CONSTRUCTION

(a)           General.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b)           Gender; Number.  Wherever applicable, references herein to the masculine, feminine or neuter shall equally apply to the neuter, feminine and masculine.  Furthermore, wherever applicable in this Agreement, the singular shall include the plural.

(c)           Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize, or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

MONKEY ROCK GROUP, INC.

By:	/s/
Name:	John Anthony Dent
Title:	President & CEO

NISSI GROUP INCORPORATED

By:	/s/
Name:	Dexter F. K. Aspacio
Title:	President

/s/
JOHN ANTHONY DENT

/s/
MATTHEW DENT

EXHIBIT A
Monkey Sub

Please list all of the assets and liabilities of the Monkey Sub

Liabilities:
Creditor	Amount due	For
Sales Tax	0
Commercial Lease against dent	$125,000	Claimed not agreed
Duhamel Broadcasting Inc	$2357.00	ADVERTISING
Black hills pest control	$660.00	PEST CONTROL
B&B CRANE SERVICE	$2746.43	CRANE WORK
Boom Concrete	$624.84	CONSTRUCTION WORK
Glover Investments	$2100.00	ADVERTISING
Ken Hoffman	$4200.00	SALARY
Knowlogy	$4278.00	TELECOMMUNICATIONS
Lamar Outside Advertising	$1875.00	ADVERTISING
One way service pros	$226.23	AIR CON
Rushmore Companies Inc	$1500.00	BEER COOLER INSULATION
Sturgis Transport	$1050.00	ADVERTISING
Waste Connections	$5228.76	SANITATION
Water tree pool and spa	$782.63	POOL WORK
Wright Group	$5189.59	EVENT EQUIPMENT
Mike Huckins	$5000	CPA
Whiting Hagg Horsey	$90,000	Note on Liqour license
Paul Del EPINE	$150,000	Note on liquor license
Fratenazi Properties	$350,000	Note on Liqour License

Assets
Liquor License	$350,000
Chevy Pick Up	$8000
Apparel	$15,000
2 Asus Laptops	$200
CCTV	$4000
Lawnmower	$700

EXHIBIT B

“Existing Expenses” - all of the current and overdue Monkey liabilities listed below, which are being paid or assumed by Purchaser as part of the Purchase Price.

Creditor	Amount Due		For

Anslow & Jaclin		$14,000	Legal Fees
Lucosky Brookman		$15,900	Legal Fees
Eliott Berman & Assoc.	$	+/- 10,000	Auditors fees
Sadler, Gibb & Assoc.		$11,500	Auditors fees
MJ Moore & Company		$3,000	Current accounting
Continental Stock		$4,500	Transfer Agent fees
Asher Loan		$50,000	Note payable
Issuer Direct		$1,974.76	Filer
Edgar Filings		$800	Filer
Jeroen Reidel		$28,000	Unpaid Debt/Loans
Brio Financial		$9,200	CFO services

Total:	$	+/-149,674.76